Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements and related prospectuses: (1) the Registration Statement (Form S-8 No. 333-151047) pertaining to the 2007 Stock Incentive Plan for Key Employees of Dollar General Corporation and its Affiliates, (2) the Registration Statement (Form S-8 No. 333-151049) pertaining to the Dollar General Corporation CDP/SERP Plan, (3) the Registration Statement (Form S-8 No. 333-151655) pertaining to the 2007 Stock Incentive Plan for Key Employees of Dollar General Corporation and its Affiliates, and (4) the Registration Statement (Form S-8 No. 333-151661) pertaining to the Dollar General Corporation 1998 Stock Incentive Plan, of our report dated March 24, 2009, with respect to the consolidated financial statements of Dollar General Corporation included in this Annual Report (Form 10-K) for the year ended January 30, 2009.

/s/ Ernst & Young LLP

Nashville, Tennessee

March 24, 2009